Exhibit 4.1

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY APPLICABLE STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, PLEDGED, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER THE PROVISIONS OF THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

Up to $2,650,000	August __, 2024

SENIOR SECURED PROMISSORY NOTE

For value received, Conduit Pharmaceuticals Inc., a Delaware corporation (the “Company”), and each subsidiary of the Company listed on the signature page hereto (together with the Company, the “Makers” and each a “Maker”), jointly and severally, promise to pay to Nirland Limited, a company organized under the laws of Guernsey (the “Holder”), the principal sum of up to Two Million Six Hundred Fifty Thousand Dollars ($2,650,000) (the “Maximum Principal Amount”), inclusive of the OID (defined in Section 2 below), as may be outstanding from time to time pursuant to the terms of this Senior Secured Promissory Note (this “Note”), together with all accrued and unpaid interest thereon as set forth below, on August __, 2025 (the “Maturity Date”).

1. Interest; Payments; Voluntary Prepayment. Interest on the unpaid principal balance of this Note shall accrue at the rate of twelve percent (12%) per annum, computed based on a calendar year and actual days elapsed, and shall be payable, at the option of the Holder, (a) monthly in arrears or (b) in a single installment at maturity. The entire unpaid principal amount then outstanding and all accrued and unpaid interest thereon shall be due and payable on the Maturity Date. Payment of principal and interest hereunder shall be made by wire transfer in United States Dollars to an account designated in writing by the Holder for that purpose. The Company may prepay all or any portion of this Note without penalty or fee at any time upon ten (10) business days’ prior written notice to the Holder. All payments of principal and interest shall be in lawful money of the United States of America. All payments shall be applied first to accrued and unpaid interest, and thereafter to principal.

2. Purchase Schedule; Original Issue Discount. The Holder shall purchase this Note from the Company as follows:

2.1. Original Issue Discount. This Note includes an original issue discount of $500,000 (the “OID”).

2.2. Initial Purchase. On the date hereof (the “Closing Date”), the Holder shall pay the Company in immediately available United States Dollars a payment of $1,675,000 (the“Initial Purchase”) by wire transfer to an account designated in writing by the Company; provided that such Initial Purchase may be reduced by the unpaid portion, if any, of the legal and due diligence fee owed by the Company to the Holder in an amount not to exceed $25,000.

2.3. Final Payment. Within two (2) business days of the date when the Resale Registration Statement (defined in Section 8 below) becomes effective, the Holder shall pay the Company in immediately available United States Dollars a payment of $475,000 by wire transfer to an account designated in writing by the Company.

3. Security Interest; Seniority; Guaranty. The Makers have executed a Security Agreement (the “Security Agreement”) in favor of the Holder on even date herewith. The obligations of the Makers to the Holder under this Note are senior to all other obligations of the Makers and are secured by a perfected first-priority security interest in the Collateral (as defined in the Security Agreement) in favor of the Maker pursuant to the terms set forth in the Security Agreement.

4. Use of Proceeds. The proceeds received by the Company pursuant to the issuance of this Note shall be used for working capital and other general corporate purposes.

5. Representations and Warranties. Each Maker hereby represents and warrants to the Holder on the date hereof as follows:

5.1. Existence. Each Maker is a duly formed, validly existing and in good standing under the laws of its jurisdiction of organization.

5.2. Power and Authority. Each Maker has the requisite power and authority, and the legal right, to execute and deliver this Note and the Security Agreement and to perform its obligations hereunder and thereunder.

5.3. Authorization; Execution and Delivery. The execution and delivery of this Note and the Security Agreement by each Maker and the performance of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action in accordance with all applicable laws. Each Maker has duly executed and delivered this Note and the Security Agreement.

5.4. Enforceability. This Note and the Security Agreement are valid, legal, and binding obligations of each Maker, enforceable against each Maker in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.5. No Approvals. No consent or authorization of, filing with, notice to, or other act by, or in respect of, any governmental authority or any other person is required in order for each Maker to execute, deliver, or perform any of its obligations under this Note or the Security Agreement.

5.6. No Violations. The execution and delivery of this Note and the Security Agreement and the consummation by each Maker of the transactions contemplated hereby and thereby do not and will not (a) violate any law applicable to such Maker or by which any of its properties or assets may be bound; or (b) constitute a default under any material agreement or contract by which such Maker may be bound.

1

6. Mandatory Prepayments. In the event a Maker completes any public or private equity or debt financing, including without limitation, any variable rate transactions, at-the-market offerings, equity lines of credit, preferred equity, convertible debt and other loans or any type of securities offerings (each an “Offering”), then the Company shall be required to mandatorily prepay, any amounts that may be then outstanding under this Note, within two (2) business days following the closing of such Offering, in an amount of no less than 75% of the net proceeds received from such Offering (excluding any proceeds funded by the Holder or any affiliate of the Holder pursuant to the exercise of its participation right under Section 7 or otherwise).

7. Right of First Refusal. The Company hereby grants the Holder a right of first refusal for so long as this Note is outstanding to participate and provide the proceeds to be received by the Company from any proposed Offering, excluding any proposed Offering that is marketed as a “public offering” pursuant to the rules and regulations of The Nasdaq Stock Market LLC. The Company shall submit a fully executed term sheet setting forth the terms, conditions and pricing of any such proposed Offering. The Holder shall have the right, but not the obligation, to participate in such proposed Offering in an amount up to 100% of such proposed Offering on the same terms, conditions and pricing set forth in term sheet. The Holder shall have seven (7) business days following receipt of such term sheet to exercise its right of first refusal by committing to such participation in a writing setting forth the amount and terms of its participation, which terms must be at least as favorable as those set forth in the term sheet. If the Holder does not deliver an executed commitment to the Company in accordance with the preceding sentence within seven (7) business days of receiving the term sheet for the proposed Offering, the Holder shall be deemed to have declined its right to participate in the proposed Offering.

8. Closing Fee; Resale Registration. In connection with the issuance of this Note, the Company shall pay the Holder a one-time nonrefundable closing fee through the issuance of 12,500,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”). The Company shall use its commercially reasonable efforts to register for resale the Shares as follows:

8.1. Defined Terms. For purposes of this Section 8, the following capitalized terms are defined as follows:

(a) the term “Resale Registration Statement” shall mean a registration statement on Form S-3 (or, if Form S-3 is not then available to the Company, on such other form as is then available to the Company) to register for resale the Registrable Shares required to be filed by Section 8.1(b) below, and shall include any preliminary prospectus, final prospectus, exhibit or amendment included in or relating to such registration statements;

(b) the term “Registrable Shares” means the Shares; provided, however, that the Shares shall cease to be a Registrable Share upon the earliest to occur of the following: (i) a Resale Registration Statement registering such security under the Securities Act of 1933 (the “Securities Act”) has been declared or becomes effective and such security has been sold or otherwise transferred by the Holder pursuant to and in a manner contemplated by such effective Resale Registration Statement; (ii) such security is sold pursuant to Rule 144 under circumstances in which any legend borne by such security relating to restrictions on transferability thereof, under the Securities Act or otherwise, is removed by the Company; (iii) the first date such security is eligible to be sold pursuant to Rule 144 without any limitation as to volume of sales, holding period and without Holder complying with any method of sale requirements or notice requirements under Rule 144; or (iv) such security shall cease to be outstanding following its issuance; and

2

(c) the term “Effectiveness Deadline” means the 60th day following the Closing Date (or, in the event the United States Securities and Exchange Commission (the “SEC”) reviews or has written or verbal comments to the Resale Registration Statement, the 90th day following the Closing Date); provided, however, that in the event the Company is notified by the SEC that the Resale Registration Statement will not be reviewed or is no longer subject to further review and comments, the Effectiveness Deadline shall be no later than the fifth (5th) business day following the date of such notification.

8.2. Registration Procedures. Provided that the Company is qualified for the use of a Resale Registration Statement, the Company shall file promptly (and, in any event, within 30 days of the Closing Date (the “Filing Deadline”)) a Resale Registration Statement providing for the registration of, and the sale on a continuous or delayed basis of, all Registrable Shares then held by the Holder pursuant to Rule 415 under the Securities Act. Upon filing the Resale Registration Statement, the Company shall use its best efforts to cause such Resale Registration Statement to be declared effective by the Effectiveness Deadline, keep such Resale Registration Statement effective with the SEC at all times, re-file such Resale Registration Statement upon its expiration, and cooperate in any amendment or supplementation of the prospectus related to the Resale Registration Statement as may be reasonably requested by the Company or as otherwise required, until such time as all Registrable Shares that could be sold under the Resale Registration Statement have been sold or are no longer outstanding.

8.3. Rule 415; Cutback. If the SEC prevents the Company from including any or all of the Registrable Shares in a Resale Registration Statement due to limitations on the use of Rule 415 under the Securities Act or requires the Holder to be named as an “underwriter,” the Company shall use its commercially reasonable efforts to persuade, consistent with applicable law, the SEC that the offering contemplated by the Resale Registration Statement is a valid secondary offering and not an offering “by or on behalf of the registrant” as described in Rule 415 and that the Holder is not an “underwriter.” In the event that, despite the Company’s commercially reasonable efforts and compliance with the terms of this Section 8.3, the SEC refuses to alter its position, the Company shall (i) remove from the Resale Registration Statement only such portion of the Registrable Shares (the “Cut Back Shares”) and/or (ii) agree to such restrictions and limitations on the registration and resale of the Registrable Shares, in each of (i) and (ii), as the SEC requires to assure the Company’s compliance with the requirements of Rule 415 (collectively, the “SEC Restrictions”); provided, however, that the Company shall not agree to name the Holder as an “underwriter” in such Resale Registration Statement without the prior written consent of the Holder. The Holder acknowledges that it shall not have suffered any losses as to any Cut Back Shares until the date that is five (5) trading days following the date that the Company is eligible to bring effective the registration of such Cut Back Shares in accordance with any SEC Restrictions (such date, the “Restriction Termination Date” of such Cut Back Shares). From and after the Restriction Termination Date applicable to any Cut Back Shares, all of the provisions of this Section 8 shall again be applicable to such Cut Back Shares; provided, however, that the Filing Deadline for the Resale Registration Statement including such Cut Back Shares shall be ten (10) trading days after such Restriction Termination Date, and the Company shall use its commercially reasonable efforts to cause such Resale Registration Statement to become effective as promptly as practicable, but in any event, by the Effectiveness Deadline (provided, however, that for purposes of a Resale Registration Statement registering such Cut Back Shares, references to the “Closing Date” contained in the definition of “Effectiveness Deadline” shall instead be to the “Restriction Termination Date”). Any failure by the Company to file a Resale Registration Statement by the Filing Deadline or to cause such Resale Registration Statement to become effective by the Effectiveness Deadline shall not otherwise relieve the Company of its obligations to file or cause to become effective the Resale Registration Statements as set forth in this Section 8.

3

8.4. Prospectus Suspension. The Holder acknowledges that there may be times when the Company must suspend the use of the prospectus forming a part of the Resale Registration Statement until such time as an amendment to the Resale Registration Statement has been filed by the Company and declared effective by the SEC, or until such time as the Company has filed an appropriate report with the SEC pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”). The Holder hereby covenants that it will not sell any Registrable Shares pursuant to said prospectus during the period commencing at the time at which the Company gives the Holder notice of the suspension of the use of said prospectus and ending at the time the Company gives the Holder notice that the Holder may thereafter effect sales pursuant to said prospectus; provided, (i) that such suspension periods shall in no event exceed (A) on more than two occasions, a period of more than thirty (30) consecutive trading days or (B) more than an aggregate total of sixty (60) trading days, in each case in any 12 (twelve) month period, and (ii) the Company’s board of directors has reasonably determined that, in order for such Resale Registration Statement not to contain a material misstatement or omission, an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly or annual report under the Exchange Act.

9. Other Covenants. For so long as the amount outstanding under this Note exceeds 25% of the Maximum Principal Amount, the Makers covenant as follows:

9.1. Without the prior written consent of the Holder, the Company shall not enter into any Variable Rate Transaction unless this Note is paid in full in connection with such Variable Rate Transaction. For purposes of this Section 9.1, “Variable Rate Transaction” means a transaction in which a Maker issues or sells any equity or debt securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of Common Stock at a conversion price, exercise price, exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the Company’s shares of Common Stock at any time after the initial issuance of such equity or debt securities.

9.2. The Company will not issue any shares of capital stock to their officers, directors, employees or any other related parties except (a) as part of a bona fide equity financing to which the Holder has consented or (b) pursuant to an equity incentive plan or similar plan approved by the Company’s board of directors.

4

10. Events of Default. The term “Event of Default,” whenever used herein, shall mean any of the following:

10.1. The Makers fail to make any payment to the Holder when due and payable hereunder and such nonpayment continues for five (5) business days;

10.2. Any Maker is in violation of any covenant, representation or warranty contained herein (other than the covenant to pay when due any amounts due hereunder) or under the Security Agreement, and such violation continues for thirty (30) days after notice from the Holder of such violation;

10.3. Any Maker enters into an assignment for the benefit of creditors generally, applies for the appointment of a trustee or receiver for all or part of its assets or properties or commences any proceedings under any bankruptcy, reorganization, arrangement, insolvency, dissolution or other liquidation law of any jurisdiction (or the Company’s board of directors approves any of the foregoing actions); or any such application is filed, or any such proceedings are commenced, against any Maker, and such Maker indicates its approval, consent or acquiescence thereto; or an order is entered appointing such trustee or receiver, or adjudicating such Maker bankrupt or insolvent, or approving the petition in any such proceedings, and such order remains in effect for sixty (60) days.

11. Remedies.

11.1. If an Event of Default described in Section 10.1 or 10.2 above occurs, the Holder may declare the entire unpaid principal amount then outstanding and all accrued and unpaid interest thereon to be immediately due and payable, and such principal and interest shall thereupon immediately become due and payable without presentment, notice, protest or demand of any kind (all of which are expressly waived by the Makers), and the Holder may take any and all actions available to it, at law or in equity, to collect and otherwise enforce this Note.

11.2. If an Event of Default described in Section 10.3 above occurs, the entire unpaid principal amount then outstanding and all accrued and unpaid interest thereon shall immediately become due and payable with no action on the part of the Holder or any other party, and such principal and interest shall thereupon immediately become due and payable without presentment, notice, protest or demand of any kind (all of which are expressly waived by the Makers), and the Holder may take any and all actions available to it, at law or in equity, to collect and otherwise enforce this Note.

11.3. Following an Event of Default and during the continuance thereof, the interest rate shall be increased to eighteen percent (18%) or to the maximum extent permitted by applicable law.

12. Severability. If any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable in any respect, in whole or in part, or if any one or more of the provisions of this Note operate or would prospectively operate to invalidate this Note, then in either of those events, such provision or provisions only shall be deemed null and void and shall not affect any other provision of this Note, and the remaining provisions of this Note shall remain operative and in full force and effect and shall in no way be affected, prejudiced or disturbed thereby.

5

13. Waiver of Notice. Each Maker hereby waives presentment, demand, notice of demand, protest, notice of protest and notice of nonpayment and any other notice required to be given under the law to such Maker, in connection with the delivery, acceptance, performance, default or enforcement of this Note.

14. Amendments and Waivers. This Note may not be amended or superseded except through a written document signed by the Holder and each Maker. The observance of any term of this Note may be waived only upon the written consent of the party entitled to the benefit of the provision proposed to be waived. Each Maker agrees that any failure to act or failure to exercise any right or remedy on the part of the Holder shall not in any way affect or impair the obligations of the Makers or be construed as a waiver by the Holder of, or otherwise affect, any of the Holder’s rights under this Note.

15. Headings. The headings of the various sections and subsections herein are for reference only and shall not define, modify, expand, or limit any of the terms or provisions hereof.

16. Governing Law; WAIVER OF JURY TRIAL. This Note shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of choice of law or conflict of law. EACH PARTY HERETO WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE.

17. Notices. All notices, requests, demands, and other communications to be delivered hereunder shall be in writing and shall be delivered by hand or mailed, by recognized overnight mail services or registered or certified mail, postage prepaid, to the address specified for such party on the signature page hereto.

[signature page follows]

6

IN WITNESS WHEREOF, the parties have executed this Note as of the date first above written.

CONDUIT PHARMACEUTICALS INC.
as the Company

By:
Name:
Title:

CONDUIT UK MANAGEMENT LTD.
as a subsidiary of the Company

By:
Name:
Title:

AGREED AND ACKNOWLEDGED
FOR PURPOSES OF SECTION 8:

NIRLAND LIMITED
as the Holder

By:
Name:
Title:

[Signature Page to Senior Secured Promissory Note]